PROSPECTUS                                                        RULE 424(b)(2)
                                                      REGISTRATION NO. 333-66899

                             16,090,376 SHARES

                                COMMON STOCK

                          DEVON ENERGY CORPORATION
                       20 North Broadway, Suite 1500
                        Oklahoma City, OK 73202-8260
                               (405) 235-3611


        This is an offering of shares of Common Stock of Devon Energy Corporation, an Oklahoma corporation, to be issuable for the Exchangeable Shares of Northstar Energy Corporation, an Alberta corporation. The Exchangeable Shares will be issued to the shareholders of Northstar in connection with Devon's merger with Northstar. Northstar is to become a subsidiary of Devon. Each holder of an Exchangeable Share may exchange each Exchangeable Share into one share of Devon Common Stock, plus declared and unpaid dividends. Because the shares of Devon Common Stock offered by this Prospectus will be issued only in exchange for the Exchangeable Shares, Devon will not receive any cash proceeds from this offering. All expenses of registration incurred in connection with this offering are being paid by Devon.

         The Devon Common Stock is listed on the American Stock Exchange under the symbol "DVN." On November 4, 1998, the last reported sale price of the Devon Common Stock as reported on the AMEX Composite Transactions was $36.25 per share. Unless otherwise indicated, all dollar references in this Prospectus are to United States dollars.


        Holders of Exchangeable Shares should consider carefully the risk factors beginning on page 5.

                           ----------------------

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                           ----------------------

                    This Prospectus is dated November 6, 1998



                             TABLE OF CONTENTS

                                                                       PAGE

RISK FACTORS............................................................5
   Taxability of the Exchange...........................................5
    Differences in Canada and U.S. Trading Markets......................5
    Foreign Property....................................................5
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................5
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS.........................7
THE COMPANY.............................................................7
USE OF PROCEEDS.........................................................8
PLAN OF DISTRIBUTION....................................................8
CERTAIN INCOME TAX CONSIDERATIONS......................................14
CERTAIN LEGAL MATTERS..................................................22
EXPERTS................................................................22



                                RISK FACTORS

        Investors should consider carefully the following factors, in addition to the other information contained or incorporated by reference in this Prospectus, before exchanging their Exchangeable Shares for the shares of Devon Common Stock offered by this Prospectus.

TAXABILITY OF THE EXCHANGE

        Based on the tax laws as of the date of this Prospectus, the exchange of Exchangeable Shares for shares of Devon Common Stock is generally a taxable event in Canada and the United States. A holder's tax consequences can vary depending on a number of factors, including the residency of the holder, the method of the exchange and the length of time that the Exchangeable Shares were held prior to the exchange. See "Certain Income Tax Considerations."

DIFFERENCES IN CANADA AND U.S. TRADING MARKETS

        The Devon Common Stock is listed on the American Stock Exchange, and the Exchangeable Shares are to be listed on the Toronto Stock Exchange. We do not intend to list the Exchangeable Shares or Devon Common Stock on any other stock exchange in Canada or the United States. As a result, the price at which the Exchangeable Shares trade is expected to be based upon the market for such shares on the Toronto Stock Exchange, and the price at which the shares of Devon Common Stock trade is based upon the market for such shares on the American Stock Exchange. Although Devon believes that the market price of the Exchangeable Shares on the Toronto Stock Exchange and the market price of the Devon Common Stock on the American Stock Exchange should reflect essentially equivalent values, there can be no assurance that the market price of the Devon Common Stock will be identical, or even similar, to the market price of the Exchangeable Shares.

FOREIGN PROPERTY

        So long as the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the Toronto Stock Exchange) and Northstar maintains a substantial presence in Canada, the Exchangeable Shares will not be foreign property under the Income Tax Act (Canada) for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons. Devon Common Stock will, however, be foreign property for such plans or persons.


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        Devon is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by Devon with the SEC can be inspected at the Public Reference Room of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the regional offices of the SEC at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, New York, New York 10048. Copies of such material may be obtained from the Public Reference Room of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Devon Common Stock is listed on the AMEX and reports, proxy statements and other information regarding Devon can be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006. The SEC maintains a web site that contains all information filed electronically. The address of the SEC's web site is http://www.sec.gov. The address of Devon's web site is http://www.devonenergy.com.

        The following documents previously filed by Devon with the SEC are incorporated by reference herein:

        (i) Annual Report on Form 10-K for the year ended December 31, 1997, filed on March 13, 1998;

        (ii) Quarterly report on Form 10-Q for the quarter ended March 31, 1998, filed on April 27, 1998;

        (iii) Quarterly report on Form 10-Q for the quarter ended June 30, 1998, filed on August 6, 1998;

        (iv) First Amendment to Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed on October 14, 1998;

        (v) Current Report on Form 8-K dated January 20, 1998, filed on January 20, 1998;

        (vi) Current Report on Form 8-K dated January 26, 1998, filed on January 27, 1998;

        (vii) Current Report on Form 8-K dated June 29, 1998, filed on July 8, 1998;

        (viii) Proxy Statement for Devon's 1998 Annual Meeting of
               Shareholders, filed on March 30, 1998;

        (ix) The Definitive Joint Proxy Statement of Devon and Management Information Circular and Proxy Statement of Northstar (File No 1-10067), filed with the SEC on November 6, 1998, including any amendment or report for the purpose of updating such material (the "Joint Proxy Statement"); and

        (x) The description of the Devon Common Stock contained in Devon's Registration Statement on Form 8-B, filed on June 7, 1995.

        Each document filed by Devon pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering of Devon Common Stock made hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        Devon will provide without charge to each person to whom a copy of this Prospectus is delivered, on the oral or written request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Devon at 20 North Broadway, Suite 1500, Oklahoma City, Oklahoma 73102, Attention: Corporate Secretary (telephone: (405) 235-3611).


              DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        All statements other than statements of historical facts included or incorporated by reference in this Prospectus, including without limitation statements in the Joint Proxy Statement under "Summary," "Risk Factors," "The Combination--Reasons for the Combination," "Devon-Northstar Unaudited Pro Forma Combined Financial Information," "Unaudited U.S. GAAP Financial Information - Northstar," "The Company after the Combination," "Devon Management's Discussion and Analysis of Financial Condition and
Results of Operations," "Business of Devon," and "Business of Northstar" regarding the planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled in 1998 and thereafter, estimates of increases in production and recoveries of reserves from secondary recovery operations, Devon's pro forma financial information, business strategy and other plans and objectives for future operations, are forward-looking statements. When used or incorporated by reference in this Prospectus, the words "estimate," "project," "expect," "intend," "anticipate," "believe," or other similar words, or statements that certain events or conditions "will" or "may" occur, are intended to identify forward-looking statements. Statements and calculations concerning oil and gas reserves and their present value also may be deemed to be forward-looking statements in that they reflect the determination, based on certain estimates and assumptions, that oil and gas resources may be profitably exploited in the future. Although the expectations reflected in such forward-looking statements are believed to be reasonable, no assurance can be given that such expectations will prove to have been correct. Devon cautions its stockholders and option holders that actual results could differ materially from those expected by Devon, depending on the outcome of certain factors, including, without limitation: (i) factors discussed under "Risk Factors" in the Joint Proxy Statement such as fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development expenditures, competition, operating risks, acquisition risk, liquidity and capital requirements and the effects of governmental and environmental regulation and (ii) adverse changes in the market for Devon's or Northstar's oil and gas production. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their respective dates. Devon does not undertake any obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, including, without limitation, changes in business strategy or planned capital expenditures or to reflect the occurrence of unanticipated events.


                                THE COMPANY

        Devon is an independent energy company engaged primarily in oil and gas exploration, development and production, and in the acquisition of producing properties. Through its predecessors, Devon began operations in 1971 as a privately-held company. In 1988, Devon Common Stock began trading publicly on the AMEX under the symbol "DVN."

        Under the terms of the Combination Agreement, Devon is to be combined with Northstar, resulting in Northstar becoming a subsidiary of Devon. Under the terms of the Combination Agreement, holders of Northstar Common Shares will receive shares of a newly issued class of Exchangeable Shares of Northstar for each of their Northstar Common Shares based on an exchange ratio of 0.227 Exchangeable Share for each Northstar Common Share (the "Exchange Ratio"), subject to the Exchange Ratio Adjustment (as defined below), and holders of options to acquire shares of Northstar Common Shares will be converted into options to acquire shares of Devon Common Stock on a 0.227 to 1 basis, subject to the Exchange Ratio Adjustment. The "Exchange Ratio Adjustment" means the adjustment to be made to the Exchange Ratio as follows: if the Pre-Meeting Average Price (as defined below) multiplied by 0.227 shall be less than Cdn. $11.00, the Exchange Ratio shall be adjusted to the lesser of (i) 0.235; or (ii) the number obtained by dividing Cdn. $11.00 by the Pre-Meeting Average Price. The Exchange Ratio Adjustment would come into effect if the Pre-Meeting Average Price of Devon Common Stock on the AMEX during the period of 10 consecutive trading days ending on the second trading day prior to the earlier of (i) the date of the special meeting of Devon stockholders to approve the Combination Agreement or (ii) the date of the special meeting of Northstar shareholders to approve the Combination Agreement (the "Measurement Period") multiplied by 0.227 is less than Cdn. $11.00 per share, in which case the Exchange Ratio is adjusted to a maximum of 0.235. "Pre-Meeting Average Price" means the weighted average trading price of shares of Devon Common Stock on the AMEX (as reported by the AMEX and converted to Canadian dollars and expressed to the fourth decimal place) during the Measurement Period. For this purpose, the U.S. dollar/Canadian dollar exchange rate for determining the Pre-Meeting Average price shall be based upon the average of the noon buying rate (expressed to the fourth decimal place) for each of the trading days in the Measurement Period, as reported by the Federal Reserve Bank of New York. For this purpose, "weighted average trading price" shall be determined by dividing the aggregate sale price of all shares of Devon Common Stock sold on the AMEX during the Measurement Period by the total number of shares of Devon Common Stock sold. The Exchangeable Shares will entitle holders to dividends and other rights economically equivalent to the Devon Common Stock, including the right through a voting trust to vote at Devon stockholder meetings. The Exchangeable Shares will be exchangeable at the holder's option into Devon Common Stock on a one-for-one basis.

        Devon's corporate office is located at 20 North Broadway, Suite 1500, Oklahoma City, Oklahoma 73102- 8260. Northstar's corporate office is located at 3000, 400-3rd Avenue S.W., Calgary, Alberta, Canada T2P 4H2.


                              USE OF PROCEEDS

        Because the shares of Devon Common Stock will be issued for the Exchangeable Shares, Devon will not receive any cash proceeds upon such issuance.


                            PLAN OF DISTRIBUTION

        The Devon Common Stock may be issued to holders of Exchangeable Shares as follows: (i) holders of Exchangeable Shares may require at any time that such shares be exchanged for an equivalent number of shares of Devon Common Stock, plus declared but unpaid dividends, if any; (ii) Devon or Northstar may, under certain circumstances, purchase or redeem such Exchangeable Shares by exchanging them for an equal number of shares of Devon Common Stock, plus declared and unpaid dividends, if any, and (iii) upon liquidation of Devon or Northstar, holders of Exchangeable Shares may be required to, or may elect to, exchange such Exchangeable Shares for an equal number of shares of Devon Common Stock, plus declared and unpaid dividends, if any. No broker, dealer or underwriter has been engaged in connection with the offering of the Devon Common Stock made hereby.

        The following is a description of the terms on which Devon Common Stock may be issued in exchange for the Exchangeable Shares. Such terms are set forth in the form of Plan of Arrangement Under Section 186 of the Business Corporations Act (Alberta) Involving and Affecting Northstar and the Holders of its Common Shares and Options (the "Plan of Arrangement"), the form of the Provisions Attaching to the Exchangeable Shares (the "Exchangeable Share Provisions") as set forth in Appendix A to the Plan of Arrangement, and the form of Voting and Exchange Trust Agreement (the "Voting and Exchange Trust Agreement") to be entered into by Devon, Northstar and CIBC Mellon Trust Company, as trustee (the "Trustee"). The Plan of Arrangement and the Voting and Exchange Trust Agreement are included in the Joint Proxy Statement as Annexes E and G. The following description is qualified in its entirety by reference to Combination Agreement, the Plan of Arrangement (including the Exchangeable Shares Provisions) and the Voting and Exchange Trust Agreement.

Procedures for Issuance of Devon Common Stock

        The primary rights relating to the Exchangeable Shares are: (a) the rights ("Exchange Put Rights" and "Retraction Rights") to require an exchange by Devon or redemption by Northstar of Exchangeable Shares for shares of Devon Common Stock; and (b) overriding rights granted to Devon ("Call Rights") to require an exchange with Devon if a holder exercises Retraction Rights or in any circumstances where Northstar would redeem the Exchangeable Shares. Devon anticipates that it will exercise its Call Rights, when available, and currently foresees no circumstances under which it would not exercise its Call Rights. Therefore it is expected that holders of Exchangeable Shares will only receive shares of Devon Common Stock through an exchange, as opposed to a redemption, of Exchangeable Shares for shares of Devon Common Stock. While the economic result of an exchange or a redemption will be the same, the tax consequences would be substantially different. See "Income Tax Considerations to Northstar Shareholders and Optionholders - Canadian Federal Income Tax Consequences to Northstar Shareholders and Optionholders" in the Joint Proxy Statement. Certain automatic or event triggered rights (Automatic Redemption, Optional Exchange Right, Automatic Exchange Right, Liquidation Call Right and Redemption Call Right) will result in the exchange or redemption of Exchangeable Shares for shares of Devon Common Stock, without any action by the holders of Exchangeable Shares.

        Under the Voting and Exchange Trust Agreement, Devon will grant exchange rights, including the Exchange Put Right described below, to the Trustee for the benefit of the holders of the Exchangeable Shares. Pursuant to the Exchangeable Share Provisions, the holders of Exchangeable Shares will have the right to retract (i.e., require Northstar to redeem) any or all of their Exchangeable Shares.

Exchange Put Right of Holders

        A holder of Exchangeable Shares will be entitled at any time at or following the effective time of the combination of Devon and Northstar to require Devon to exchange (the "Exchange Put Right") all or any part of such holder's Exchangeable Shares for an equivalent number of shares of Devon Common Stock, plus the Dividend Amount (as defined below), if any. A holder of Exchangeable Shares may exercise the Exchange Put Right by presenting written notice (which may be in the form of the panel, if any, on the certificates for Exchangeable Shares or by completing the Northstar Letter of Transmittal) to the Trustee or accompanied by presentation and surrender of a certificate or certificates representing the Exchangeable Shares the holder desires to have Devon redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares as provided in the Exchangeable Share Provisions, at the principal offices in Calgary, Alberta or Toronto, Ontario of the Trustee and at such other places as may be determined from time to time. An exchange pursuant to this right will be completed not later than the close of business on the 3rd business day following receipt by the Trustee of the notice, the certificates and such other required documents. "Dividend Amount" means, with respect to the Exchangeable Shares at a particular time, the amount of all declared, payable and unpaid, and all undeclared but payable, dividends.

Retraction Rights

        Holders of the Exchangeable Shares are entitled at any time to retract (i.e., to require Northstar to redeem) any or all Exchangeable Shares owned by them and to receive an equivalent number of shares of Devon Common Stock plus the Dividend Amount, if any (the "Retraction Price"), subject to the right (the "Retraction Call Right") of Devon described below. Holders of Exchangeable Shares may effect such retraction by presenting a certificate or certificates representing the number of Exchangeable Shares the holder desires to retract to Northstar or the Trustee, together with a duly executed retraction request (the "Retraction Request") (i) specifying the number of the Exchangeable Shares the holder desired to retract (the "Retracted Shares"); (ii) stating the business day on which the holder desires to have Northstar redeem such shares (the "Retraction Date") (which shall not be less than 5 business days nor more than 10 business days after the date on which the Retraction Request is received by Northstar and if no business day is specified by the holder shall be deemed to be the 10th business day after the Retraction Request is received by Northstar); and (iii) acknowledging the Retraction Call Right of Devon to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request will be deemed to be a revocable offer by the holder to sell the Retracted Shares to Devon in accordance with the Retraction Call Right on the terms and conditions described below.

        Upon receipt by Northstar of a Retraction Request, Northstar will promptly notify Devon of the Retraction Request. In order to exercise its Retraction Call Right, Devon must notify Northstar of its determination to do so (the "Devon Call Notice") within 2 business days of such notification to Devon. If Devon delivers the Devon Call Notice within such 2 business days, and provided that the Retraction Request is not revoked by the holder in the manner described below, Northstar will not redeem the Retracted Shares and Devon will purchase from such holder and such holder will sell to Devon on the Retraction Date the Retracted Shares for the Retraction Price. In the event that Devon does not deliver to Northstar a Devon Call Notice within such 2 business days period, and provided that the Retraction Request is not revoked by the holder in the manner described below, Northstar will redeem the Retracted Shares on the Retraction Date for the Retraction Price.

        A holder of Retracted Shares may, by notice in writing given by the holder to Northstar before the close of business on the business day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request will be null and void and the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Devon will be deemed to have been revoked.

        If, as a result of liquidity or solvency requirements or other provisions of applicable law, Northstar is not permitted to redeem all Exchangeable Shares tendered by a retracting holder, Northstar will redeem only those Exchangeable Shares tendered by the holder (rounded down to a whole number of shares) as would not be contrary to such provisions of applicable law. This right is subject to Devon's Liquidation Call Right described below. The holder of any Exchangeable Shares not redeemed by Northstar as a consequence of such applicable law or purchased by Devon will be deemed to have required Devon to purchase such unretracted shares in exchange for an equal number of shares of Devon Common Stock, plus the Dividend Amount, if any, on the Retraction Date pursuant to the exchange right provided for in the Voting and Exchange Trust Agreement described below.

Redemption of Exchangeable Shares

        Subject to applicable law and the Redemption Call Rights of Devon described below, on an Automatic Redemption Date (defined below), Northstar will redeem all but not less than all of the then outstanding Exchangeable Shares in exchange for an equal number of shares of Devon Common Stock, plus the Dividend Amount, if any. Notwithstanding any proposed redemption of the Exchangeable Shares, Devon will, pursuant to Redemption Call Rights, have the overriding right to acquire on an Automatic Redemption Date all but not less than all of the outstanding Exchangeable Shares in exchange for one share of Devon Common Stock for each such Exchangeable Share, plus the Dividend Amount, if any. An Automatic Redemption Date is the first to occur of: (i) the 10th anniversary of the effective date of the Plan of Arrangement (the "Effective Date"); (ii) the date selected by the Northstar Board of Directors (such date to be no earlier than the 3rd anniversary of the Effective Date) at a time when less than 5% of the number of Exchangeable Shares issuable on the Effective Date (other than shares held by Devon and its Subsidiaries, and as such number may be adjusted as deemed appropriate by the Northstar Board of Directors to give effect to any subdivision or consolidation of or stock dividend on Exchangeable Shares, any issuance or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into or carrying rights to acquire Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction involving or affecting the Exchangeable Shares) are outstanding; (iii) the business day prior to the record date for any meeting or vote of the Northstar shareholders to consider any matter on which the holders of Exchangeable Shares would be entitled to vote as Northstar shareholders, but excluding any meeting or vote as described in clause (iv) below; (iv) the business day following the day on which the holders of Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, if and to the extent such action is required, to approve or disapprove, as applicable any change to, or in the rights of the holders of, Exchangeable Shares, if the approval or disapproval, as applicable, of such change would be required to maintain the economic and legal equivalence of the Exchangeable Shares and the Devon Common Stock; or (v) that the date on which the share purchase rights issued pursuant to the Rights Agreement dated as of April 17, 1995, as amended, between Devon and the First National Bank of Boston (the "Rights Agreement") (or any successor or replacement rights agreement) separate from the Devon Common Stock and become exercisable. At least 45 days before an Automatic Redemption Date or before a possible Automatic Redemption Date which may result from a failure of holders of Exchangeable Shares to take necessary action as described in clause (iv) above, Northstar shall provide the registered holders of Exchangeable Shares with written notice of the proposed redemption or possible redemption of the Exchangeable Shares by Northstar. In the case of any notice given in connection with a possible Automatic Redemption Date, such notice will be given contingently and will be withdrawn if the contingency does not occur.

Optional Exchange Right

        Subject to Devon's Liquidation Call Right described below, upon the occurrence and during the continuance of a Northstar Insolvency Event (defined below), a holder of Exchangeable Shares will be entitled to instruct the Trustee to exercise the right (the "Optional Exchange Right") with respect to any or all of such holder's Exchangeable Shares, thereby requiring Devon to acquire such Exchangeable Shares from the holder. Immediately upon the occurrence of a Northstar Insolvency Event or any event which may with the passage of time or the giving of notice, become a Northstar Insolvency Event, Northstar and Devon will give written notice thereof to the Trustee. As soon as practicable thereafter, the Trustee will notify each holder of Exchangeable Shares of such event or potential event and will advise the holder of its rights with respect to the Optional Exchange Right. The consideration for each Exchangeable Share to be required under the Optional Exchange Right will be one share of Devon Common Stock plus the Dividend Amount, if any.

        "Northstar Insolvency Event" means the institution of, or the consent of Northstar to the institution of, any proceeding for Northstar to be adjudicated bankrupt or insolvent or to be dissolved or wound-up, or the filing of a petition, answer or consent seeking dissolution or winding-up under bankruptcy insolvency or analogous laws, the failure of Northstar to contest in good faith any such proceeding commenced against it within 15 days of becoming aware thereof, the consent of Northstar to the filing of any such petition or appointment of a receiver, the making by Northstar of a general assignment for the benefit of creditors, or the admission in writing of its inability to pay its debts generally as they become due, or Northstar's not being permitted, pursuant to liquidity or solvency requirements of applicable law, to redeem any Exchangeable Shares pursuant to a Retraction Request.

        If, as a result of liquidity or solvency requirements or other provisions of applicable law, Northstar is not permitted to redeem all of the Exchangeable Shares tendered for retraction by a holder in accordance with the Exchangeable Share Provisions as described under "-Retraction Rights" above, the holder will be deemed to have exercised the Optional Exchange Right with respect to the unredeemed Exchangeable Shares, and Devon will be required to purchase such shares from the holder in the manner described above under "-Retraction Rights."

Automatic Exchange Right

        In the event of a Devon Liquidation Event (defined below), Devon will be deemed to have purchased each outstanding Exchangeable Share and each holder of Exchangeable Shares will be deemed to have sold the Exchangeable Shares held by it on the basis of one share of Devon Common Stock, plus the Dividend Amount, if any, for each Exchangeable Share. "Devon Liquidation Event" means (i) any determination by the Devon Board of Directors to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Devon or to effect any other distribution of assets of Devon among its stockholders for the purpose of winding-up its affairs or (ii) the earlier of (A) receipt of notice of and (B) Devon's otherwise becoming aware of, any threatened or instituted claim or other proceeding with respect to the involuntary liquidation, dissolution or winding-up of Devon or to effect any other distribution of assets of Devon among its stockholders for the purpose of winding-up its affairs.

Call Rights

        In the circumstances described below, Devon will have certain overriding rights to acquire Exchangeable Shares from holders thereof by delivering one share of Devon Common Stock, plus the Dividend Amount, if any, for each Exchangeable Share acquired. Different Canadian federal income tax consequences to a holder of Exchangeable Shares and to Northstar may arise depending upon whether the Call Rights are exercised by Devon or whether the relevant Exchangeable Shares are redeemed by Northstar pursuant to the Exchangeable Share Provisions. See "Income Tax Considerations to Northstar Shareholders and Optionholders" in the Joint Proxy Statement.

Retraction Call Right

         Pursuant to the Exchangeable Share Provisions, a holder requesting Northstar to redeem the Exchangeable Shares will be deemed to offer such shares to Devon, and Devon will have an overriding Retraction Call Right to acquire all, but not less than all, of the Exchangeable Shares that the holder has requested Northstar to redeem in exchange for one share of Devon Common Stock, plus the Dividend Amount, if any, in exchange or each Exchangeable Share. See"- Retraction Rights" above.

Liquidation Call Right

        Pursuant to the Plan of Arrangement, Devon will be granted an overriding Liquidation Call Right, in the event of and notwithstanding a proposed liquidation, dissolution or winding-up of Northstar or any other distribution of the assets of Northstar among its shareholders for the purpose of winding-up its affairs, to acquire all, but not less than all, of the Exchangeable Shares then outstanding in exchange for Devon Comon Stock, plus the Dividend Amount, if any. Upon the exercise by Devon of the Liquidation Call Right, the holders of the Exchangeable Shares will be obligated to transfer such shares to Devon. The acquisition by Devon of all of the outstanding Exchangeable Shares upon the exercise of the Liquidation Call Right will occur on the effective date of the voluntary or involuntary liquidation, dissolution or winding-up of Northstar.

Redemption Call Right

        Pursuant to the Plan of Arrangement, Devon will be granted an overriding Redemption Call Right, notwithstanding the proposed automatic redemption of the Exchangeable Shares by Northstar pursuant to the Exchangeable Share Provisions, to acquire on the Automatic Redemption Date all, but not less than all, of the Exchangeable Shares then outstanding in exchange for Devon Common Stock, plus the Dividend Amount, if any, and, upon the exercise by Devon of the Redemption Call Right, the holders of the Exchangeable Shares will be obligated to transfer such shares to Devon.

Effect of Call Right Exercise

        If Devon exercises one or more of its Call Rights, it will directly issue Devon Common Stock to holders of Exchangeable Shares and will become the holder of such Exchangeable Shares. Devon will not be entitled to exercise any voting rights attached to the Exchangeable Shares it so acquires. If Devon declines to exercise its Call Rights when applicable, it will be required, pursuant to the Support Agreement to be entered into by Devon and Northstar (the "Support Agreement"), to issue Devon Common Stock as Northstar directs, including to Northstar, which will, in turn, transfer such stock to the holders of Exchangeable Shares in consideration for the return and cancellation of such Exchangeable Shares. In the event Devon does not exercise its Call Rights when applicable and instead delivers shares of Devon Common Stock as Northstar directs, including to Northstar in accordance with the Support Agreement, the economic result for holders of the Exchangeable Shares would be the same, while the Canadian tax consequences would be substantially different. See "Income Tax Considerations to Northstar Shareholders and Optionholders - Canadian Federal Income Tax Considerations to Northstar Shareholders and Optionholders" in the Joint Proxy Statement. However, Devon anticipates that it will exercise its Call Rights, when available, and currently foresees no circumstances under which it would not exercise its Call Rights. In addition, Devon does not anticipate any restriction or limitation on the number of Exchangeable Shares it would acquire upon the exercise of its Call Rights.

Support Agreement

        The Support Agreement provides, among other things, that Devon will take all actions and do all things necessary to ensure that Northstar is able to provide the holders of the Exchangeable Shares the equivalent number of shares of Devon Common Stock, plus the Dividend Amount, if any, in the event of a liquidation, dissolution or winding-up of Northstar, a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Northstar. The foregoing description of the Support Agreement is qualified in its entirety by reference thereto.


                     CERTAIN INCOME TAX CONSIDERATIONS

Canadian Federal Income Tax Considerations

        In the opinion of Burnet, Duckworth & Palmer, Canadian counsel for Devon ("Counsel"), the following are the material Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Canadian Tax Act") that are generally applicable to holders of Exchangeable Shares who hold their Exchangeable Shares and shares of Devon Common Stock as capital property, deal at arm's length with Northstar and Devon and are not, and will at all relevant times not be, affiliated with Northstar or Devon. This summary does not apply to: (i) a holder of Exchangeable Shares with respect to whom Devon is or will be a foreign affiliate within the meaning of the Canadian Tax Act; (ii) a holder of Exchangeable Shares who at any time holds more than 10% of the issued and outstanding Exchangeable Shares;
(iii) a holder of Exchangeable Shares which is a "financial institution" as defined in the Canadian Tax Act for purposes of the "mark-to-market" rules; or (iv) a holder that is a specified financial institution as defined in the Canadian Tax Act.

        Exchangeable Shares will generally be considered to be capital property to a shareholder unless held in the course of carrying on a business in an adventure in the nature of trade or as "mark-to-market" property for purposes of the Canadian Tax Act. Holders of Exchangeable Shares should consult their own tax advisors regarding whether, as a matter of fact, they hold their Exchangeable Shares and shares of Devon Common Stock as capital property for the purposes of the Canadian Tax Act. Holders of Exchangeable Shares who are resident in Canada and whose Exchangeable Shares might not otherwise qualify as capital property may be entitled to have them treated as capital property by making the irrevocable election provided by subsection 39(4) of the Canadian Tax Act. Holders of Exchangeable Shares who do not hold their shares as capital property should consult their own tax advisors regarding their particular circumstances and, in the case of certain "financial institutions" (as defined in the Canadian Tax Act), the potential application to them of the special "mark-to-market" rules in the Canadian Tax Act.

        This opinion is based on the current provisions of the Canadian Tax Act, the regulations thereunder, the Canada-United States Income Tax Convention, 1980, as amended (the "Tax Treaty"), and Counsel's understanding of the current administrative practices published by Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"). This opinion takes into account specific proposals to amend the Canadian Tax Act and regulations publicly announced by the Minister of Finance prior to the date hereof (the "Tax Proposals") and assumes that all Tax Proposals will be enacted in their present form. However, no assurances can be given that the Tax Proposals will be enacted in the form proposed, or at all. Except for the foregoing, this opinion does not take into account or anticipated any changes in law, whether by judicial, administrative or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. No advance income tax ruling has been obtained from Revenue Canada to confirm the tax consequences of any of the transactions described herein.

        HOLDERS OF EXCHANGEABLE SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN IN THEIR PARTICULAR CIRCUMSTANCES.

        In computing a holder's liability for tax under the Canadian Tax Act, any cash amounts received in U.S. dollars must be converted into the Canadian dollar equivalent, and the amount of any non-cash consideration received must be expressed in Canadian dollars, generally determined by reference to the fair market value at the time such consideration is received.

Holders of Exchangeable Shares Resident in Canada

        The following portion of the summary is applicable only to holders of Exchangeable Shares who, for purposes of the Canadian Tax Act and any relevant bilateral tax treaty, are resident or deemed to be resident in Canada.

Dividends

        Dividends on Exchangeable Shares. In the case of a holder of Exchangeable Shares who is in individual, dividends received or deemed to be received on the Exchangeable Shares will be included in computing the holder's income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

        Subject to the discussion below as to the denial of the dividend deduction, in the case of a holder of Exchangeable Shares that is a corporation, dividends received or deemed to be received on the Exchangeable Shares will be included in computing the corporation's income and will normally be deductible in computing its taxable income. A holder of Exchangeable Shares that is a "private corporation" (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled directly or indirectly in any manner whatsoever by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 331/3% on dividends received or deemed to be received on the Exchangeable Shares to the extent that such dividends are deductible in computing the shareholder's taxable income.

        If Devon or any other person with whom Devon does not deal at arm's length is a specified financial institution under the Canadian Tax Act when a dividend is paid on an Exchangeable Share, then, subject to the exemption described below, dividends received or deemed to be received by a holder of Exchangeable Shares that is a corporation will not be deductible in computing taxable income, but will be fully includable in computing income under Part I of the Canadian Tax Act.

        This denial of the dividend deduction for a corporate shareholder will not apply if, at the time a dividend is received or deemed to be received, the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE), Devon controls Northstar, and the recipient (together with persons with whom the recipient does not deal at arm's length or any partnership or trust of which the recipient or person is a member or beneficiary, respectively) does not receive (and is not deemed to receive) dividends in respect of more than 10% of the issued and outstanding Exchangeable Shares.

        A holder of Exchangeable Shares that is a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 62/3% on dividends or deemed dividends that are not deductible in computing taxable income.

        The Exchangeable Shares will be "taxable preferred shares" and "short-term preferred shares" for purposes of the Canadian Tax Act. Accordingly, Northstar will be subject to a 662/3% tax under Part VI.1 of the Canadian Tax Act on dividends paid or deemed to be paid on the Exchangeable Shares and will be entitled to deduct an amount equal to 9/4 of the tax payable in computing its taxable income under Part I of the Canadian Tax Act. Dividends received or deemed to be received on the Exchangeable Shares will not be subject to the 10% tax under Part IV.1 of the Canadian Tax Act applicable to certain corporations.

        Dividends on Devon Common Stock. Dividends on Devon Common Stock will be included in the recipient's income for the purposes of the Canadian Tax Act. Such dividends received by an individual will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A corporation that is a shareholder will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A Canadian-controlled private corporation may be liable to pay an additional refundable tax of 62/3% on such dividends. United States non-resident withholding tax on such dividends will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act.

        Redemption or Exchange of Exchangeable Shares. On the redemption (including a retraction) of an Exchangeable Share by Northstar, the holder of an Exchangeable Shares will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds (the fair market value at the time of the shares of Devon Common Stock received by the shareholder from Northstar on the redemption plus the Dividend Amount, if any) exceeds the paid-up capital (for purposes of the Canadian Tax Act) at that time of the Exchangeable Share so redeemed. Immediately after the Effective Time, the paid-up capital of the Exchangeable Shares will be approximately Cdn. $8.66 per share. The amount of any such deemed dividend will be subject to the tax treatment accorded to dividends described above under "-- Dividends -- Dividends on Exchangeable Shares." On the redemption, the holder of an Exchangeable Share will also be considered to have disposed of the Exchangeable Share for proceeds of disposition equal to the redemption proceeds less the amount of any such deemed dividend. A holder will in general realize a capital loss (or a capital gain) equal to the amount by which the adjusted cost base to the holder of the Exchangeable Share exceeds (or is less than) such proceeds of disposition. See "-- Taxation of Capital Gain or Capital Loss" below. In the case of a shareholder that is a corporation, in some circumstances the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend.

        On the exchange of an Exchangeable Share by the holder thereof with Devon for Devon Common Stock, the holder will in general realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition for the Exchangeable Share exceed (or are less than) the adjusted cost base to the holder of the Exchangeable Share. For these purposes, the proceeds of disposition will be the fair market value of a share of Devon Common Stock at the time of the exchange plus the Dividend Amount, if any, received by the holder as part of the exchange consideration. See "-- Taxation of Capital Gain or Capital Loss" below.

        BECAUSE OF THE POTENTIALLY ADVERSE TAX CONSEQUENCES OF THE RECEIPT OF A DEEMED DIVIDEND UPON THE REDEMPTION (INCLUDING A RETRACTION) OF AN EXCHANGEABLE SHARE BY NORTHSTAR, HOLDERS OF EXCHANGEABLE SHARES SHOULD CONSULT WIT THEIR OWN TAX ADVISORS CONCERNING THE POSSIBLE BENEFITS IN THEIR PARTICULAR CIRCUMSTANCES OF EXCHANGING WITH DEVON FOR SHARES OF DEVON COMMON STOCK OR OTHERWISE DISPOSING OF THEIR EXCHANGEABLE SHARES.

        Taxation of Capital Gain or Capital Loss. Three-quarters of any capital gain (the "taxable capital gain") realized on a retraction, redemption, exchange or other disposition of Exchangeable Shares or disposition of Devon Common Stock will be included in the holder's income for the year of disposition. Three-quarters of any capital loss so realized (the "allowable capital loss") may be deducted by the holder against taxable capital gains for the year of disposition. Any excess of allowable capital losses over taxable capital gains of the holder of Exchangeable Shares for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years.

        Capital gains realized by an individual or trust, other than certain specified trust, may give rise to alternative minimum tax under the Canadian Tax Act. A holder of Exchangeable Shares that is a Canadian controlled private corporation may be liable to pay an additional refundable tax of 62/3% on taxable capital gains.

        If the holder of Exchangeable Shares is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of Exchangeable Shares may be reduced by the amount of dividends received or deemed to have been received by it on such or on the Northstar Common Shares previously owned by such holder, to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares.

        Acquisition and Disposition of Devon Common Stock. The cost of Devon Common Stock received on the redemption (including a retraction) or exchange of Exchangeable Shares will be equal to the fair market value of shares of Devon Common Stock at the time of such event.

        A disposition or deemed disposition of shares of Devon Common Stock by a holder will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of shares of Devon Common Stock.

        Foreign Property Information Reporting. A holder of shares of Devon Common Stock who is a "specified Canadian entity" for a taxation year or fiscal period and whose total cost amount of "specified foreign property," including such shares, at any time in the year or fiscal period exceeds Canadian $100,000 will be required to file an information return for the year or period disclosing prescribed information, including the holder's cost amount, any dividends received in the year and any gains or losses realized in the year in respect of such property. A specified Canadian entity means a taxpayer resident in Canada in the year, other than a person exempt from tax under Part I of the Canadian Tax Act, a non-resident-owned investment corporation, a mutual fund corporation, a mutual fund trust and certain other trusts, corporations and partnerships.

        Foreign Property. Provided that they are listed on a prescribed stock exchange in Canada (which currently includes the TSE), the Exchangeable Shares will not be foreign property under the Canadian Tax Act for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons. The Voting Rights and the Exchange Rights will be foreign property under the Canadian Tax Act. However, as indicated above, Northstar is of the view that the fair market value of these rights is nominal. Shares of Devon Common Stock will be foreign property under the Canadian Tax Act.

        Qualified Investments. Provided that they are listed on a prescribed stock exchange in Canada (which currently includes the TSE), the Exchangeable Shares will be qualified investments under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans. Devon Common Stock will be a qualified investment under the Canadian Tax Act for such plans as long as such shares remain listed on the AMEX (or are listed on certain other prescribed exchanges). The Voting Rights and the Exchange Rights will not be qualified investments under the Canadian Tax Act. However, as indicated above, Northstar is of the view that the fair market value of these rights is nominal.

Holders of Exchangeable Shares Not Resident in Canada

        The following is applicable to holders of Exchangeable Shares who, for purposes of the Canadian Tax Act, have not been and will not be resident or deemed to be resident in Canada at any time during which they have held Exchangeable Shares or Devon Common Stock and to whom such shares are not "taxable Canadian property" (as defined in the Canadian Tax Act) and who do not use or hold and are not deemed to use or hold such shares in connection with carrying on a business in Canada.

        Generally, Exchangeable Shares and shares of Devon Common Stock will not be taxable Canadian property provided that such shares are listed on a prescribed stock exchange (which currently includes the TSE and the AMEX), the holder does not use or hold, and is not deemed to use or hold, such shares in connection with carrying on a business in Canada and the holder, persons with whom the holder does not deal at arm's length, or the holder and such persons, has not owned (or had under option) 25% or more of the issued shares of any class or series of the capital stock of Northstar or Devon at any time within five years preceding the date of disposition. Northstar has applied for the listing of the Exchangeable Shares on the TSE, and Devon has indicated that it intends to use its best efforts to cause Northstar to maintain such listing. Devon has indicated that it will maintain the listing of the shares of Devon Common Stock on the AMEX.

        A holder of Northstar Common Shares will not be subject to tax under the Canadian Tax Act on the exchange of an Exchangeable Share for shares of Devon Common Stock (except to the extent the exchange takes place by way of a redemption of an Exchangeable Share) or on the sale or other disposition of an Exchangeable Share or Devon Common Stock. A holder whose Exchangeable Shares are redeemed (either under Northstar's redemption right or pursuant to the holder's retraction rights) will be deemed to receive a dividend as described above for shareholders resident in Canada under "- Shareholders Resident in Canada Redemption or Exchange of Exchangeable Shares." The amount of such deemed dividend will be subject to the tax treatment accorded to dividends described below.

        Dividends paid or deemed to be paid on the Exchangeable Shares are subject to nonresident withholding tax under the Canadian Tax Act at the rate of 25%, although such rate may be reduced under the provisions of an applicable income tax treaty. Under the Tax Treaty, the rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner and who is resident in the United States for purposes of the Tax Treaty.

United States Federal Income Tax Considerations to Northstar Shareholders

        In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, United States counsel to Devon, the following are the material United States federal income tax consequences generally applicable to holders of Exchangeable Shares that are "United States persons" as defined for United States federal income tax purposes and that hold their Exchangeable Shares as capital assets ("United States Holders") with respect to the exchange of Exchangeable Shares for shares of Devon Common Stock pursuant to the Plan of Arrangement. For United States federal income tax purposes, "United States persons" are United States citizens or residents, corporations or partnerships organized under the laws of the United States or any state thereof, estates subject to United States federal income tax on their income regardless of source and trusts subject to the primary supervision of a court within the United States and control of a United States fiduciary as described in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "U.S. Code").

        This summary is based upon the U.S. Code, laws, regulations, rulings and decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. No statutory, judicial, or administrative authority exists which directly addresses certain of the United States federal income tax consequences of the issuance and ownership of instruments and rights comparable to the Exchangeable Shares, the Voting Rights, the Exchange Rights and the Call Rights. Consequently (as discussed more fully below), the United States federal income tax treatment of the exchange of Exchangeable Shares for shares of Devon Common Stock is not certain. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service ("IRS") regarding the United States federal income tax consequences of any of the transactions described herein.

        This summary does not address aspects of United States taxation other than United States federal income taxation, nor does it address all aspects of United States federal income taxation that may be applicable to particular United States Holders, including, without limitation, United States Holders that own, or have owned during a five-year lookback period, 10% or more of the voting power of the voting stock of Northstar. In addition, this summary does not address the United States state or local tax consequences or the foreign tax consequences of the exchange of Exchangeable Shares for shares of Devon Common Stock.

        UNITED STATES HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF EXCHANGING EXCHANGEABLE SHARES FOR SHARES OF DEVON COMMON STOCK AND THE OWNERSHIP OF DEVON COMMON STOCK.

Shareholders that are United States Holders

        Exchange of Exchangeable Shares. It is anticipated that (subject to certain exceptions described below) a United States Holder who exchanges the Exchangeable Shares for shares of Devon Common Stock (including an exchange upon the occurrence of an Automatic Redemption Date) generally will recognize gain or loss on the receipt of the shares of Devon Common Stock in exchange for such Exchangeable Shares. The gain or loss will be equal to the difference between the fair market value of the shares of Devon Common Stock received and the United States Holder's tax basis in the Exchangeable Shares exchanged therefor. The gain or loss will be capital gain or loss, except that, with respect to any Dividend Amount, ordinary income may be recognized by the holder thereof. Under current law, the tax rate applicable to capital gains of an individual taxpayer varies depending on the taxpayer's holding period for the shares. In the case of an individual holder of Exchangeable Shares, any such capital gain will be subject to a maximum United States federal income tax rate of 20% if the individual held the Exchangeable Shares for more than 12 months at the time of the exchange. The deductibility of capital losses is subject to limitations for both individuals and corporations. Gain recognized on the exchange of Exchangeable Shares for shares of Devon Common Stock generally will be treated as United States source gain. The United States Holder's tax basis in the shares of Devon Common Stock will be the fair market value of the shares of Devon Common Stock received by the United States Holder in the exchange, and the holding period will begin on the day after the exchange.

        In view of the likelihood of the recognition of gain or loss upon the exchange of the Exchangeable Shares for shares of Devon Common Stock, United States Holders may wish to consider delaying the exchange until such time as they intend to dispose of the shares of Devon Common Stock receivable in exchange for their Exchangeable Shares or (as discussed below) until such time as Devon will own at least 80% of all of the then issued and outstanding Exchangeable Shares either at the time of or as a result of the exchange.

        Under certain limited circumstances, the exchange by a United States Holder of Exchangeable Shares for shares of Devon Common Stock may be characterized as a tax-free exchange. An exchange of Exchangeable Shares for shares of Devon Common Stock generally may be characterized as a tax-free exchange if, at the time of such exchange: (i) at least 80% of the then outstanding Exchangeable Shares are held by Devon; and (ii) in such exchange, Devon, rather than Northstar, acquires the Exchangeable Shares in exchange for shares of Devon Common Stock pursuant to the exercise of its Call Rights. In any case, the exchange would not be tax free unless certain other requirements are satisfied, which, in turn, will depend upon facts and circumstances existing at the time of the exchange and cannot be accurately predicted as of the date hereof. If such exchange did qualify as a tax-free exchange, a United States Holder's tax basis in the shares of Devon Common Stock received would be equal to such holder's tax basis in the Exchangeable Shares exchanged therefor. The holding period of the shares of Devon Common Stock received by the United States Holder should include the holding period of the Exchangeable Shares exchanged therefor, which in turn, should include the holding period of the Northstar Common Shares exchanged pursuant to the Plan of Arrangement, provided that such Northstar Common Shares and Exchangeable Shares have been held as capital assets immediately prior to the Arrangement and the subsequent exchange, respectively.

        Passive Foreign Investment Company Considerations. For United States federal income tax purposes, Northstar generally will be classified as a passive foreign investment company (a "PFIC") for any taxable year during which either: (i) 75% or more of its gross income is passive income (as defined for United States federal income tax purposes); or (ii) on average for a taxable year, 50% or more of its assets (by value) produce or are held for the production of passive income. For purposes of applying the foregoing tests, Northstar's proportionate share of the assets and gross income of corporations with respect to which Northstar owns at least 25% of the stock (by value) will be attributed to Northstar.

        While there can be no assurance with respect to the classification of Northstar as a PFIC, Northstar believes that it did not constitute a PFIC during its taxable years ending prior to consummation of the Arrangement. At the present time, Northstar and Devon intend to endeavor to cause Northstar to avoid PFIC status in the future, although there can be no assurance that they will be able to do so or that their intent will not change.

        For purposes of applying the 50% asset test following the Arrangement, Northstar's assets must be measured by their adjusted tax bases (as calculated in order to compute earnings and profits for United States federal income tax purposes) instead of by value, subject to certain adjustments. As a result, it is possible that Northstar will be a PFIC for taxable years ending after the Arrangement even though less than 50% of Northstar's assets (measured by the fair market value of such assets) constitute passive assets. After the Arrangement, Northstar intends to monitor its status regularly, and promptly following the end of each taxable year Northstar will notify United States Holders of Exchangeable Shares if it believes that Northstar was a PFIC for that taxable year.

        Although the matter is not free from doubt, if Northstar is a PFIC following the Arrangement during a United States Holder's holding period for such holder's Exchangeable Shares, and the United States Holder has not made an election to treat Northstar as a qualified electing fund (a "QEF") under Section 1295 of the U.S. Code (a "QEF Election"), then: (i) the United States Holder will be required to allocate gain recognized upon the exchange of the United States Holder's Exchangeable Shares for shares of Devon Common Stock ratably over the United States Holder's holding period for the Exchangeable Shares; (ii) the amount allocated to each year other than: (x) the year of the exchange of the Exchangeable Shares or (y) any year prior to the beginning of the first taxable year of Northstar for which it was a PFIC, will be subject to tax at the highest rate applicable to individuals or corporations, as the case may be, for the taxable year to which such income is allocated, and an interest charge will be imposed upon the resulting tax attributable to each such year (which charge will accrue from the due date of the return for the taxable year to which such tax was allocated); and (iii) amounts allocated to periods described in (x) and (y) will be taxable to the United States Holder as ordinary income.

        In addition, although the matter is not free from doubt, if the exchange of Exchangeable Shares for shares of Devon Common Stock otherwise qualified as a non-recognition exchange (as described above) and if Northstar were a PFIC at any time during a particular United States Holder's holding period for its Exchangeable Shares and the United States Holder had not made a QEF Election, then the United States Holder might be required to recognize gain upon the exchange of its Exchangeable Shares for Exchangeable Shares. In the event that gain recognition is required, then:
(i) the amount of the gain would be equal to the difference between the fair market value of the shares of Devon Common Stock at the time of the exchange and the United States Holder's tax basis in the Exchangeable Shares exchanged therefor; and (ii) any exchange of Exchangeable Shares for shares of Devon Common Stock would be taxable under the rules described above.

        If the United States Holder has made a QEF Election, then the United States Holder generally will be currently taxable on the holder's pro rata share of Northstar's ordinary earnings and net capital gains (at ordinary income and capital gains rates, respectively) for each taxable year of Northstar in which Northstar is classified as a PFIC, even if no dividend distributions are received by the United States Holder, unless the United States Holder makes an election to defer the taxes. If Northstar believes that it was a PFIC for a taxable year, it will provide United States Holders of Exchangeable Shares with information sufficient to allow eligible holders to make a QEF Election and report and pay any current or deferred taxes due with respect to their pro rata shares of Northstar's ordinary earnings and profits and net capital gains for the taxable year. United States Holders should consult their tax advisors concerning the merits and mechanics of making a QEF Election and other relevant tax considerations if Northstar is a PFIC for any taxable year.

        The foregoing summary of the possible application of the PFIC rules to Northstar and the United States Holders of Northstar Common Shares is only a summary of certain material aspects of those rules. Because the United States federal income tax consequences to a United States Holder of Exchangeable Shares under the PFIC provisions are significant, United States Holders of Exchangeable Shares are urged to discuss those consequences with their tax advisors.

Shareholders that are Not United States Holders

        The following summary is applicable to holders of Exchangeable Shares that are not United States Holders ("non-United States Holders").

        A non-United States Holder generally will not be subject to United States federal income tax on gain (if any) recognized on the exchange of the Exchangeable Shares or the receipt or sale of shares of Devon Common Stock, unless: (i) such gain is attributable to an office or fixed place of business and is effectively connected with a trade or business of the non-United States Holder in the United States, or, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-United States Holder in the United States; or (ii) the non-United States Holder is an individual who holds the Northstar Common Shares, the Exchangeable Shares or the shares of Devon Common Stock, as the case may be, as capital assets and is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are satisfied.

        Northstar and Devon intend to treat dividends, if any, received by a non-United States Holder with respect to the Exchangeable Shares as dividends from Northstar rather than from Devon and as not subject to United States withholding tax, and Northstar and Devon do not intend that Northstar or Devon will withhold any amounts for tax from those dividends. There is some possibility, however, that the IRS may assert that United States withholding tax is payable with respect to any dividends paid on the Exchangeable Shares to non-United States Holders. In such case, a non-United States Holder of Exchangeable Shares could be subject to United States withholding tax at a rate of 30%, which rate may be reduced by an applicable income tax treaty in effect between the United States and the non-United States Holder's country of residence (generally 15% on dividends paid to eligible residents of Canada under the Tax Treaty).

        Dividends received by non-United States Holders with respect to the shares of Devon Common Stock generally will be subject to United States withholding tax at a rate of 30%, which rate may be subject to reduction by an applicable income tax treaty (generally 15% on dividends paid to eligible residents of Canada under the Tax Treaty).

        THE DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS THAT MAY APPLY TO A UNITED STATES HOLDER OF EXCHANGEABLE SHARES. UNITED STATES HOLDERS OF EXCHANGEABLE SHARES ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF HOLDING AND EXCHANGING EXCHANGEABLE SHARES, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.


                           CERTAIN LEGAL MATTERS

        The validity of the Devon Common Stock offered hereby will be passed upon for Devon by McAfee & Taft a Professional Corporation. Certain U.S. federal income tax matters have been passed upon for Devon by Skadden, Arps, Slate, Meagher & Flom LLP, Washington, D.C. and certain Canadian federal income tax matters have been passed upon for Devon by Burnet, Duckworth & Palmer, Calgary, as set forth under "Certain Income Tax Considerations."


                                  EXPERTS

        The consolidated financial statements of Devon as of and for the years ended December 31, 1997, 1996 and 1995 have been incorporated by reference herein and in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Northstar as of and for the years ended December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 included in the Joint Proxy Statement have been audited by Deloitte & Touche, chartered accountants, as set forth in their reports included therein, in reliance upon the authority of said firm as experts in accounting and auditing.

        LaRoche Petroleum Consultants, Ltd., independent petroleum engineers, has prepared a report of approximately 92% of the estimated U.S. proved oil and gas reserves of Devon as of December 31, 1997. Information from such report has been included or incorporated by reference in this Prospectus in reliance upon the conclusions set forth in such report and upon such firm's experience in preparing independent petroleum engineers' reports on oil and gas reserves.

        AMH Group Ltd., independent petroleum engineers, has prepared a report of the estimated proved oil and gas reserves of Devon in Canada as of December 31, 1997. Information from such report has been included or incorporated by reference in this Prospectus in reliance upon the conclusions set forth in such report and upon such firm's experience in preparing independent petroleum engineers' reports on oil and gas reserves.

        John P. Hunter & Associates Ltd. ("Hunter"), independent petroleum engineers, has prepared a report of estimated proved and probable oil and gas reserves of Northstar as of December 31, 1997, which relates to properties held by Northstar prior to March 1997. Information from such report has been included or incorporated by reference in this Prospectus in reliance upon the conclusions set forth in such report and upon such firm's experience in preparing independent petroleum engineers' reports on oil and gas reserves.

        Paddock Lindstrom & Associates Ltd. ("Paddock"), independent petroleum engineers, has prepared a report of estimated proved and probable oil and gas reserves of Northstar as of December 31, 1997, which relates to properties acquired directly or indirectly by Northstar in March 1997 and subsequent to that date. Information from such report has been included or incorporated by reference in this Prospectus in reliance upon the conclusions set forth in such report and upon such firm's experience in preparing independent petroleum engineers' reports on oil and gas reserves.


                             16,090,376 Shares


                          DEVON ENERGY CORPORATION


                                Common Stock




                                 PROSPECTUS




        You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with different information.

        We are not offering shares of Devon Common Stock in any jurisdiction where the offer is not permitted.


                              November 6, 1998